Exhibit 23.3
August 8, 2007
Board of Directors
Northfield Bancorp, Inc.
Northfield Bank
1731 Victory Boulevard
Staten Island, NY 10314
Dear Board Members:
We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”) and the inclusion of, summary of and references to our Conversion Valuation Appraisal Report and the valuation of Northfield Bancorp, Inc. provided by FinPro in the Form MHC-2 and Registration Statement on Form S-1 (“Registration Statement”), including the prospectus filed by Northfield Bancorp, Inc. and any amendments thereto and our letter regarding subscription rights filed as an exhibit to the Form MHC-2 and the Registration Statement referenced above.
Very Truly Yours,
\s\ FinPro, Inc.
FinPro, Inc.
20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951
finpro@finpronj.com • www.finpronj.com